Exhibit (h)(2)

SHAREHOLDER SERVICING PLAN AND AGREEMENT

UNDER THE INVESTMENT COMPANY ACT OF 1940

This is a SHAREHOLDER SERVICES AGREEMENT (the “Plan”) made as of February 10, 2014 by and between American Real Estate Income Fund, a Delaware statutory trust (the “Trust”), on half of its series portfolio of the same name (the “Fund”), and Realty Capital Services, LLC, a Delaware limited liability company (the “DISTRIBUTOR”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a non-traded, closed-end, interval fund that offers for public sale a series of shares of beneficial interest in the Fund (the "Shares"); and

WHEREAS, the Trust has, on behalf of the Fund, entered into a Distribution Agreement (the "Distribution Agreement") with DISTRIBUTOR pursuant to which DISTRIBUTOR has agreed to serve as the distributor of the Shares of the Fund; and

WHEREAS, the Trust desires to adopt this Plan, pursuant to which the Fund will pay a shareholder servicing fee to DISTRIBUTOR in connection with the servicing of the Shares of the Fund; and

WHEREAS, DISTRIBUTOR desires to provide, or arrange for the provision of shareholder services pursuant to the Plan;

NOW THEREFORE, the parties agree as follows:

1.          A. The Fund is authorized to pay to DISTRIBUTOR, as compensation for shareholder services and other services under this Plan, a shareholder servicing fee at the annualized rate of 0.25% of the average daily net assets attributable to the Fund. Such fees are to be paid by the Fund monthly, or at such other intervals as the Board shall determine. Such fees shall be based upon the applicable Fund's average daily net assets during the preceding month, and shall be calculated and accrued on a daily basis.

B. The Fund may pay fees to DISTRIBUTOR at a lesser rate than the fees specified in Section 1.A. of this Plan, as may be agreed upon from time to time by the Board and DISTRIBUTOR, subject to approval in the manner specified in Paragraphs 2 and 3 below.

2. This Plan shall not take effect with respect to the Fund unless it has been approved, together with any related agreements, by a majority vote of: (a) the members of the Board of Trustees of the Fund (the “Board”); and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (the "Independent Trustees").

3. This Plan may continue in full force and effect with respect to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 2 above.

4. DISTRIBUTOR shall provide to the Board, at least quarterly, a written report of the amounts expended with respect to the Fund by DISTRIBUTOR under this Plan and the purposes for which such expenditures were made.

5. The Trust may terminate this Plan at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund. DISTRIBUTOR may terminate this Plan with respect to the Fund, without payment of penalty, upon sixty (60) days written notice to the Trust. Notwithstanding the foregoing, this Plan shall terminate automatically in the event of its assignment.

6. This Plan may not be amended to increase materially the amount of fees to be paid by the Fund unless such amendment is approved by a vote of a majority of the shares of the Fund, and no material amendment to the other provisions of this Plan shall be made unless approved in the manner provided for approval and annual renewal in Paragraphs 2 and 3 hereof.

7. While this Plan is in effect, the selection and nomination of the Independent Trustees who are not interested persons of the Fund shall be made solely at the discretion of the Independent Trustees.

8. As used in this Plan, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the same meanings as those terms have in the 1940 Act.

9. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 5 hereof for a period of not less than six years from the date thereof, the first two years in an easily accessible place.

10. The Trustees of the Fund and the shareholders of the Fund shall not be liable for any obligations of the Fund under this Plan, and DISTRIBUTOR or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Fund in settlement of any such right or claim, and not to such Trustees or shareholders.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Fund and DISTRIBUTOR have executed this Shareholder Servicing Plan and Agreement as of the date first set forth above.

AMERICAN REAL ESTATE INCOME FUND

By:	/s/ John H. Grady
John H. Grady
President

REALTY CAPITAL SERVICES, LLC
As Distributor

By:	/s/ John H. Grady
John H. Grady
Chief Operating Officer

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